Exhibit (p)(1)

Annually Reviewed and Last Restated January 2010

THRIVENT CODE OF ETHICS

for

THRIVENT FINANCIAL FOR LUTHERANS

THRIVENT ASSET MANAGEMENT, LLC

THRIVENT MUTUAL FUNDS

THRIVENT SERIES FUND, INC.

and

THRIVENT FINANCIAL SECURITIES LENDING TRUST

IC Rule 17j-1

IA Rule 204A-1

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Thrivent Code of Ethics

I.	INTRODUCTION

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to establish, maintain and enforce a code of ethics which, among other things, sets forth the standards of business conduct required of their “supervised persons” as defined in Advisers Act Section 202(a)(25) and “access persons” as defined in Rule 204A-1 and requires them to comply with the Federal Securities Laws.1 Similarly, each registered investment company and its investment advisers and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”) containing provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in any act, practice, or course of business prohibited under the anti-fraud provisions of the rule (Rule 204A-1 and Rule 17j-1, collectively, “Rules”).

In conformity with the Rules, this Code has been adopted by the following entities: Thrivent Financial for Lutherans and Thrivent Asset Management, LLC (each an “Adviser”; collectively, the “Advisers”), and the Thrivent Mutual Funds, Thrivent Series Fund, Inc. and Thrivent Financial Securities Lending Trust (each a “Fund”; collectively, the “Funds” and together with the Advisers, the “Regulated Companies” or “Thrivent”). (An individual series or a portfolio of a Fund is herein sometimes referred to as a “Fund Portfolio”.)

The Board of Directors/Trustees (“Fund Board”) of each Fund, including a majority of the Directors/Trustees who are not interested persons of a Fund (“Independent Fund Directors”), must approve the code of ethics of the Funds, as well as the code of ethics of each Fund Adviser, each Fund sub-adviser and the principal underwriter and any material changes to such codes. The Fund Board must base its approval of a code of ethics and any material changes on its determination that the code contains provisions reasonably necessary to prevent “access persons” as defined in Rule 17j-1 from engaging in acts, practices or courses of business prohibited by the anti-fraud provisions of the rule.

Abusive personal investment activities by access persons are prohibited not only by the Rules, but also by other provisions of the federal securities laws. For example, a Fund manager who engages in Front Running (as hereinafter defined) or makes investment decisions for a Fund with the intent to benefit personally would, in addition to violating Rule 17j-1, violate the antifraud provisions of Section 17(a) of the Securities Act of 1933, as amended (“Securities Act”), Section 10(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Exchange Act Rule 10b-5. If a Fund and its portfolio manager purchase or sell securities in the same company, the portfolio manager may have engaged in a “joint transaction” with the Fund in

[1]

Advisers Act Rule 204A-1 defines the term “Federal Securities Laws” to include: (1) the Securities Act of 1933, as amended; (2) the Securities Exchange Act of 1934, as amended; (3) the Sarbanes-Oxley Act of 2002; (4) the 1940 Act; (5) the Advisers Act; (6) Title V of the Gramm-Leach-Bliley Act of 1999; (7) any rules adopted by the SEC under those statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

violation of 1940 Act Section 17(d) and related Rule 17d-1. If a portfolio manager causes a Fund to purchase particular securities in exchange for any compensation (in the form of securities, private investment opportunities, favorable trading terms, or other similar benefits), the manager would violate 1940 Act Section 17(e), which prohibits any portfolio manager or other fund insider, acting as agent, from receiving compensation from outside sources in exchange for the purchase or sale of any property to or from an investment company. An investment adviser whose portfolio manager or other employees engage in abusive investing would violate Advisers Act Section 206, which prohibits investment advisers from engaging in certain fraudulent conduct and imposes a strict fiduciary duty on all advisers.

Penalties for violation of these laws can be severe and extend to all Thrivent Financial for Lutherans’ affiliates and their officers and directors as well as to the individual.

The provisions of the codes of ethics of the subadvisers described in attached Appendix _ (“Subadviser Codes”) are incorporated by reference into this Code and are applicable to the directors, officers and employees of each respective subadviser who are “access persons” (as defined in Rule 17j-1) of a Fund. Violations of applicable Subadviser Codes by any such access persons also violate this Code.

If you have any questions concerning this Code, please contact the relevant Chief Compliance Officer of the Regulated Companies (“CCO”) or a designated person within the Asset Management Law Department of the General Counsel’s Office (“GCO”) (individually and collectively, “Compliance”). CCO for each Adviser means the Chief Compliance Officer as designated on the Adviser’s Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable. For the Funds, it means the CCO approved by the Fund Board or that CCO’s designee.

II.	FIDUCIARY DUTY

The Securities and Exchange Commission (“SEC”) and the Supreme Court have consistently opined that an investment adviser owes a “fiduciary duty” to its advisory clients. As fiduciaries, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our clients, including the Funds and their shareholders and individual accounts (collectively, “Clients”).

Our Clients’ interests are paramount and must come before our personal interests. Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. When acting in a fiduciary capacity, Thrivent will adhere to the highest standards of care and diligence in conducting our activities. We must be particularly sensitive to situations in which the interests of Clients conflict with those of Thrivent, striving always to identify and avoid material conflicts of interest or to disclose those conflicts which cannot be avoided.

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset and it is our responsibility to take the actions needed to help preserve that reputation. For that reason, we have established a Code of Conduct, with the expectation that everyone acting on behalf of Thrivent will understand and follow its principles. To further these goals, we have also adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

III.	PERSONS COVERED BY THE CODE

This Code applies to all Supervised Persons of the Advisers2 and all Access Persons3 of the Regulated Companies.

The Advisers Act defines Supervised Person to include “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.” Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons. All Supervised Persons, including independent directors of the Advisers, are required to comply with the Federal Securities Laws, to acknowledge receipt of this Code and to report any violations of this Code promptly to the CCO or the CCO’s designee. However, Supervised Persons who are not also Access Persons are not required to file periodic reports of personal securities transactions and holdings.

All Access Persons are required to satisfy the above requirements applicable to Supervised Persons. In addition, Access Persons are required to file periodic reports of their personal securities transactions and holdings and are generally required to pre-clear personal securities transactions unless specifically exempt from pre-clearance under this Code.

Under the Advisers Act, “access person” is defined as “[a]ny of your supervised persons …[w]ho has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or …is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. …If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be access persons.”4 The presumption is rebuttable, meaning that an adviser may demonstrate that independent directors are not access persons depending upon their activities. “Access person” is defined slightly differently under the 1940 Act, and contains a presumption that all of a Fund’s directors and officers are access persons of the Fund.5

[2]	See Advisers Act Section 202(a)(25) for definition of “supervised person”. Note that independent directors of advisers are not excluded from this statutory definition.
[3]	See Advisers Act Rule 204A-1(e)(1) and 1940 Act Rule 17j-1(a)(1) for definitions of “access person”.
[4]	Advisers Act Rule 204A-1(e)(1). Providing investment advice is not the primary business of Thrivent Financial for Lutherans
[5]	See 1940 Act Rule 17j-1(a)(1) which, in pertinent part, defines “access person” as follows:

i. Any Advisory Person of a Fund or of a Fund's investment adviser. If an investment adviser's primary business is advising Funds or other advisory clients, all of the investment adviser's directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of a Fund's directors, officers, and general partners are presumed to be Access Persons of the Fund.

Based on these defined terms, for any Adviser whose primary business is other than providing investment advice, Thrivent may automatically exclude from its Access Persons those officers or directors who are not involved in, and have no access to, non-public investment recommendations. For any Adviser whose primary business is rendering investment advice, the CCO is authorized to decide, after consultation with counsel, whether an officer or director may be excluded from its Access Persons.

For purposes of this Code, Thrivent deems the following to be Access Persons:

•	any Officer, Director or Trustee of a Fund;

•

any Officer, Director or Manager of an Adviser, unless the CCO, in consultation with counsel, has determined that a Director, Officer or Manager of any Adviser (the primary business of which is other than providing investment advice) neither makes, participates in nor obtains information regarding the purchase or sale of Reportable Securities by a Client, and is not involved in any investment recommendations relating to the purchase or sale of Reportable Securities;

•

any Officer or Director of the Principal Underwriter and any Employee of a Fund or Adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains or has access to information regarding, the purchase or sale of Reportable Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales; including, specifically;

•	Certain employees of the Investment Division and other employees located in physical proximity (“Securities Department”);

•	Certain employees in the Fund Accounting Administration and Fund Accounting Operations Departments of Investment Accounting (“Fund Accounting”);

•	Certain employees in the GCO;

•	Certain employees in Information Technology;

•	Members of the Portfolio Compliance and Valuation Committee;

•

any Officer, Director, Trustee or Employee of a Regulated Company who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund,

*    *    *    *    *

ii. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

•

any natural person in a control relationship to a Fund or Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of Reportable Securities by a Fund; and

•	any other person who the CCO determines to be an Access Person.

Each Supervised Person and/or Access Person shall be notified of his or her status under this Code and be provided with a copy of this Code and any amendments and shall provide an acknowledgement of such receipt. Your receipt of this Code for your review and signature means that you are a Supervised Person and/or Access Person to whom the Code applies. Should you have any doubt as to whether this Code applies to you, you should contact your CCO.

IV.	DEFINED TERMS

As used in the Code, the following terms have the following meanings:

A.	Access Person

Relevant definitions of Access Person from both of the Rules appear in Section III, above. Under Rule 204A-1, the term “access person” includes any Supervised Person who has access to nonpublic Client information regarding purchase or sale of securities or portfolio holdings, or is involved in making, or has access to, non-public securities recommendations to Clients. In addition, the definition of “access person” under Rule 17j-1 includes the defined term “advisory person” which covers, among other things, any director, officer, or employee of the Funds or the Advisers “who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.” Since together these terms cover all relevant personnel, for purposes of this Code, the term Access Person means and includes any “advisory person” as defined by Rule 17j-1.

Note: All Access Persons are subject to pre-clearance and reporting of personal securities transactions unless explicitly exempt under Section VIII.

B.	Investment Personnel

Any Access Person who (1) in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for Clients, and (2) any natural person who controls a Regulated Company and who obtains information concerning recommendations made to Clients regarding the purchase or sale of securities by Clients.

Note: All Portfolio Managers, Associate Portfolio Managers, traders, analysts and employees in the Equity Research and Credit Research areas, and their direct or indirect supervisors in the Investment Division are deemed to be Investment Personnel.

C.	Portfolio Manager

Any Investment Personnel entrusted with the direct responsibility and authority to make investment decisions affecting a Client portfolio. This includes the Chief Investment Officer, the Head of Equities, the Head of Fixed Income and each person in the Securities Department who has been sub-delegated authority by the Chief Investment Officer to determine what securities shall be purchased, sold or held for a Client portfolio.

D.	Automatic Investment Plan

Any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

E.	Beneficial Ownership[6]

An individual’s direct or indirect pecuniary interest in a Reportable Security, which includes, but is not limited to:

1.	Securities held in his or her name;

2.	Securities held by members of a person’s immediate family sharing the same household (“Residential Family Member”);

3.	A general partner’s proportionate interest in the portfolio of securities held by a general or limited partnership;

4.	Securities held by a trust of which the person is a beneficiary where a trustee, other than the person, does not exercise exclusive investment control;

5.	Securities held by an investment club of which the person is a member and in which he or she has a direct or indirect pecuniary interest; and

6.	Securities held by an entity (including without limitation corporations, trusts and partnerships) or other person (such as acting as guardian or conservator) if the person has or shares authority over the investment decisions for such entity or person.

F.	Front-Running

The purchase or sale of a security in anticipation of and prior to any Adviser effecting similar transactions for Clients in order to take advantage of or avoid changes in market prices expected to result from the Client’s transactions.

[6]	The term “beneficial ownership” is defined in Exchange Act Rule 16a-1(a)(2).

G.	Initial Public Offering (“IPO”)

An offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.	Limited Offering

An offering exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.

I.	Material Violations

Material violations of this Code include, but are not limited to, (a) any unlawful action as described in Section V.B., or (b) a second failure within a 24-month period to (i) obtain pre-clearance, (ii) comply with any applicable holding period, (iii) comply with any applicable black-out period or (iv) comply with any of the other stated restrictions on personal securities transactions.

J.	“Purchase or Sale” of a Reportable Security

The purchase, sale, other acquisition or disposition (collectively, a “transaction”) of a Reportable Security, including, among other things, the purchase or writing of an option to purchase or sell a Reportable Security.

K.	Reportable Security

Any security as defined in the Advisers Act and the 1940 Act7 except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security which covers more categories of securities than the term “Covered Security”,8 is used for compliance with both of the Rules. By SEC staff

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Advisers Act Section 202(a)(18) and 1940 Act Section 2(a)(36) define security as “any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, limited partnership interest, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

[8]

“Covered Security” under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end registered investment companies.

interpretation, Reportable Security includes shares issued by Exchange Trade Funds (“ETFs”) whether issued as open-end ETFs or unit investment trust ETFs.9 ETFs organized as closed-end funds are also Reportable Securities under this Code.

L.	Reportable Fund

For purposes of this Code, a Reportable Fund includes any Thrivent Fund or Fund series other than the Thrivent Money Market Fund and the Thrivent Money Market Portfolio, respectively.

M.	“Security Held or to be Acquired”

Any Reportable Security which, within the most recent 15 days, (i) is or has been held by a Client, or (ii) is being or has been considered by a Client or the Advisers for purchase by a Client, including any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

V.	STANDARDS OF BUSINESS CONDUCT

A.	General

Each Supervised Person and/or Access Person shall adhere to the highest ethical standards and shall, at all times:

1.	place the interests of Clients before his/her personal interests;

2.	conduct all personal securities transactions in a manner consistent with this Code, to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

3.	never use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client.

To assure compliance with these standards of conduct and the Federal Securities Laws, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.10 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals, policies and procedures.

[9]

The SEC staff has refused to grant no-action relief with respect to a request to exempt UIT-ETFs from the reporting requirements of adviser and fund codes of ethics and strongly urged advisers and funds to treat open-end ETFs and UIT ETFs consistently. See National Compliance Services, Inc., pub. avail (Nov. 20, 2005).

[10]

Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Funds’ policies and procedures adopted pursuant to 1940 Act Rule 38a-1, as they may exist from time to time.

B.	Unlawful Actions[11]

It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

1.	To employ any device, scheme or artifice to defraud the Fund;

2.	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.	To engage in any manipulative practice with respect to the Fund.

VI.	CONFLICTS OF INTEREST

Supervised Persons and/or Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or Thrivent or which would impair their ability to discharge their duties with respect to us and our Clients. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest.

A.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

B.

Gifts. No Supervised Person and/or Access Person shall accept a gift, favor, or service from any person or company that, to the actual knowledge of such Access Person, does business or is seeking to do business with a Regulated Company, that creates a real or perceived conflict of interest or is lavish or extravagant.[12]

C.	Market Timing/Short-Term Investing. Access Persons must refrain from knowingly placing trades in any mutual fund after it closes while obtaining that day’s price for the fund shares.

D.	Duty of Care. When acting as fiduciaries, the Advisers have a duty to perform their services carefully. Negligence in the performance of investment advisory

[11]	The term “Unlawful Actions” is defined in Rule 17j-1(b).
[12]	Supervised Persons and Access Persons are also subject to the Thrivent Financial Gift and Business Entertainment Policy. See www.thriventcodeofconduct.com.

activities may result in liability to the injured Client. Clients expect that Adviser personnel will perform their responsibilities with the care and skill that is appropriate under the circumstances. This responsibility requires, among other things, that securities recommendations be made on the basis of adequate investigation and that any recommended investment is suitable to the particular Client in light of the nature and objectives of that Client.

E.	Transactions with Clients. No Supervised Person and/or Access Person shall buy or sell any security or other property in which such person has a beneficial interest from or to a Client, provided that this item shall not be construed to prohibit a person from being a shareholder of a Fund or the contract owner of a variable annuity, life insurance or any other product that is funded or issued by a Fund.

F.	Service as Outside Director. No Investment Personnel shall serve on the board of directors of any company that is subject to the reporting obligations of Exchange Act Section 12 or 15, or in any similar capacity, absent prior authorization from the CCO, in consultation with counsel, based upon a determination that the board service would be consistent with the interests of Clients. If such board service is authorized, such Investment Personnel shall be isolated from the investment making decisions of the Funds or other Clients with regard to securities of the company on whose board the individual serves. Supervised Persons may not serve on a creditors’ committee absent prior authorization from the Chief Investment Officer in consultation with counsel and, if so authorized, may be subject to strict information barriers. This restriction shall not apply to any Independent Fund Director or any independent director, manager or trustee of an Adviser that is not, in fact, an Access Person as defined above.

VII.	PERSONAL TRADING RESTRICTIONS

A.	Restrictions for Access Persons[13]

1.	Open Client Orders. Front-running is illegal and prohibited under this Code. No Access Person will be granted pre-clearance for the purchase or sale of any Reportable Security on a day that any Client or Adviser has a pending “buy” or “sell” order in the same Reportable Security until the order is withdrawn or executed. The price paid or received by a Client account for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

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Certain substantive restrictions are required by law while others are based on best practices recommended by the Investment Company Institute under Rule 17j-1 or by the Investment Advisers Association under Rule 204A-1.

2.	IPO and Limited Offering Restrictions. No Access Person, other than an Independent Fund Director, shall purchase, directly or indirectly, in an Initial Public Offering or a Limited Offering of any Reportable Security in which he or she has, or by reason of such transaction would acquire, Beneficial Ownership without the prior written approval of Compliance. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Thrivent. Once pre-approval has been granted, the pre-approved transaction must be executed within 48 hours or such other period specified by Compliance. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer. If the purchase of a Limited Offering is approved, the Access Person must disclose his or her position in the issuer of the security whenever he or she is involved to any material extent in any subsequent consideration of the securities of such issuer by or on behalf of a Client and the determination of whether to make such investment must be made or reviewed by Investment Personnel having no personal interest in the issuer.

3.	Short Sales. No Access Person shall effect a short sale of a Covered Security unless such transaction is a short sale transaction known as a short sale “against the box” (i.e., the Access Person owns the security which is subject to the short sale); provided, however, that an Access Person may effect a short sale of an ETF in a transaction that is not “against the box.”

4.	Forfeitures. Any profits derived from securities transactions in violation of this Code shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO, in consultation with the relevant Adviser’s CLO, to be appropriate under the circumstances, or to a charitable organization selected by the Adviser, as applicable. Gifts accepted in violation of the Code shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of Clients. No profits shall be forfeited from securities transactions by an Access Person pre-cleared in good faith. Good faith pre-clearance does not include transactions pre-cleared by Access Persons who knowingly submit requests for pre-clearance while in possession of material, non-public information with respect to the security or any Adviser’s advisory recommendations relating to the security.

5.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

6.	Waivers. The CCO, in consultation with the relevant Adviser’s Chief Legal Officer (“CLO”), may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

7.	Brokerage Accounts. Access Persons, other than Independent Fund Directors, must disclose all brokerage accounts to the CCO and instruct their broker to provide timely duplicate account statements and confirms to the CCO. The CCO may restrict the brokerage firms with whom any Supervisory or Access Person may maintain a brokerage account.

8.	Rumors. No access person shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price of such security. An access person must promptly report to Compliance any circumstance which would lead the employee to believe such statement or report might have been originated, circulated or received.

B.	Additional Restriction for Investment Personnel

The following personal trading restriction must be complied with in addition to all those pertaining to Access Persons.

1.	60-Day Holding Period

No Investment Personnel shall profit, directly or indirectly, from the purchase and sale or sale and purchase of the same or equivalent Reportable Security within any 60 calendar-day period. In the event an Investment Personnel engages in such transactions, the later transaction shall, if practicable, be rescinded. Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than 60 calendar days, subject to the prohibition on Front-running. This prohibition applies to all Reportable Securities unless excepted below.

Note: The 60-day rule covers “equivalent” securities; therefore, the rule would prohibit options transactions on or short sales of a security within 60 days of its purchase. Also the 60-day rule is applied on a “last in - first out” basis. For example, if Investment Personnel purchases ABC stock on January 1, 2006, and makes a subsequent purchase of ABC stock on December 1, 2007, he or she may not sell any shares of ABC stock until January 31, 2008. The “clock” restarts each time a trade is made in the security.

2.	Exceptions to the 60-Day Holding Period

All transactions in a Covered Security by Investment Personnel are subject to the 60-day holding period, except:

a.	In cases of immediate and heavy financial need where funds are not readily available from other sources, Investment Personnel may request approval for the sale of Reportable Securities from Compliance. The request must be in writing and set forth the circumstances of the request, and must not exceed the amount needed to meet the financial hardship, including anticipated income taxes. Compliance has no obligation to grant the request.

b.	Securities obtained in a transaction exempt from pre-clearance by Access Persons (See Section VIII of this Code).

c.	Reportable Security in the actively traded securities of an issuer with a market capitalization of $5 billion or more (“Large Company Securities”).

d.	Option contracts of Large Company Securities.

C.	Additional Restriction for Portfolio Managers

The following personal trading restriction must be complied with in addition to those pertaining to Access Persons and Investment Personnel.

1.	Seven Day Blackout

No Portfolio Manager shall purchase or sell any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership in any Reportable Security within a period of seven (7) calendar days14 before or after any transaction in such Reportable Security by or on behalf of a fund or portfolio that he or she manages (other than a purchase or sale of a Reportable Security in an index fund). Any such transactions shall, if practicable, be rescinded. This limitation applies to all Reportable Securities unless excepted below.

2.	Exceptions to Seven Day Blackout

Transactions in the following securities are exempt from the Seven Day Blackout:

a.	Securities exempt from pre-clearance by Access Persons (See Section VIII of this Code).

b.	Reportable security of Large Company Securities.

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The day of the subject transaction is not included in computing the seven day calendar period; for example, if the fund or portfolio purchases a Reportable Security on a Monday, the Portfolio Manager may not purchase the security until the following Tuesday.

c.	Option contracts of Large Company Securities.

d.	Purchase or sale of Reportable Securities by a person who is a Portfolio Manager solely as a result of being the direct or indirect supervisor of a Portfolio Manager (i.e., the Chief Investment Officer, the Head of Equities and the Head of Fixed Income) within a period of seven (7) calendar days before any transaction in such Reportable Security, provided that, such person is unaware that such Reportable Security is under consideration by a Portfolio Manager.

e.	Purchase or sale of Reportable Securities by the Head of Equities that are held in a portfolio or fund managed by a Portfolio Manager that invests in fixed income securities and reports to the Head of Fixed Income.

f.	Purchase or sale of Reportable Securities by the Head of Fixed Income that are held in a portfolio or fund managed by a Portfolio Manager that invests in equity securities and reports to the Head of Equities.

g.	Purchase or sale of a Reportable Security by a Portfolio Manager within a period of seven (7) calendar days before any transaction in such Reportable Security by or on behalf of a portfolio managed by such Portfolio Manager, provided that, Compliance determines in good faith that the transaction on behalf of the managed portfolio was in the best interests of the portfolio and the personal transaction was not in contemplation of the portfolio transaction.

VIII.  PRE-CLEARANCE REQUIREMENTS

No Access Person shall purchase or sell, directly or indirectly, any Reportable Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership without the prior approval of Compliance unless exempt from pre-clearance as provided below, provided, however, that no person shall be required to pre-clear a transaction effected for any account over which such person has no direct or indirect influence or control.

A.	Transactions Exempt from Pre-Clearance

Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX. Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed below applies to a given transaction. From time to time, we maintain a “Restricted List” of securities in which Access Persons may not trade. All transactions in a Reportable Security must receive prior clearance except:

1.

Mutual Funds. Shares in registered open-end investment companies (i.e., mutual funds) registered under the 1940 Act, including Reportable Funds, although Access Persons are reminded that “market timing” the Funds violates our policies and that “front-running” Client transactions or trading in Reportable Funds on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties;15

2.	Unit Investment Trusts. Shares in a unit investment trust registered under the 1940 Act.

3.	Closed-end Funds. Shares in a closed-end fund registered under the 1940 Act.

4.	Exchange Traded Funds.

5.	Futures. Exchange-traded financial futures, stock index futures, currency futures, commodity futures.

6.	Stock Index Funds. Interests in a broad-based, publicly traded market basket or index of stocks, approved for trading by the Compliance Committee.

7.	Government Debt. Debt issued or guaranteed by the United States government.

8.	Governmental Agencies. Debt issued by an enterprise sponsored by the United States government.

9.	Pro Rata Distributions. Purchases effected by the exercise of rights issued pro rata to all holders of a class of securities or the sale of rights so received.

10.	Tenders. Purchases and sales of securities pursuant to a tender offer.

11.	Exercise of Stock Option of Corporate Employer by Residential Family Member. Purchases as part of the exercise by a Residential Family Member of a stock option issued by the corporation employing the Residential Family Member.

12.	Dividend Reinvestment Plans (“DRIP”). Purchases effected through an established DRIP, provided that the Compliance Committee is first notified by the employee that he or she will be participating in the DRIP. An employee’s purchase of shares of the issuer to initiate participation in the DRIP or an employee’s purchase of shares in addition to those purchased with dividends must receive prior clearance.

[15]	Purchases or sales of Reportable Funds are still subject to the Reporting Requirements in Section IX, below.

13.	Automatic Investment Plans. Purchases and sales effected through an Automatic Investment Plan, provided the Compliance Office has been previously notified by the employee that he or she will be participating in the Automatic Investment Plan. An employee’s purchase of securities of the issuer to initiate participation in the Automatic Investment Plan must receive prior clearance.

14.	Managed Accounts. Purchases and sales effected through an account managed on a fully discretionary basis by an independent third party adviser without prior consultation with the employee.

15	Inheritances. The acquisition of securities through inheritance.

16.	Gifts. The receipt of a Reportable Security as a gift or the making of gift of a Reportable Security to a charitable organization described in Section 501(c) of the Internal Revenue Code.

17.	Non-volitional Transactions. Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

B.	Access Persons Exempt from Pre-Clearance

Independent Fund Directors and Independent Adviser Directors are exempt from pre-clearance. In addition, the CCO may exempt persons who are classified as an Access Person solely because they are a manager/director or officer of an Adviser from pre-clearance. Exemption from pre-clearance does not constitute an exemption from the reporting requirements of Section IX, except as expressly provided in that Section.

C.	Procedures for Obtaining Pre-Clearance

1.

An Access Person must request pre-clearance through the Personal Trading Assistant (“PTA”)[16]. PTA may be accessed through the Thrivent intranet site. The Access Person will be advised through a message on PTA if the Pre-clearance request was APPROVED or DENIED. If the preclearance request requires manual approval an email will be sent when the Pre-clearance request has been APPROVED or DENIED.

2.	Pre-clearance shall be valid for only the day given. Note: Access Persons are reminded to cancel any limit order that is not executed during the pre-clearance period.

[16]	The PTA may be accessed through the Thrivent intranet site under “Tools and Resources”.

D.	Procedures for Options Exercise

The purchase or sale of an option on stocks by an Access Person must be pre-cleared. The exercise of an option to buy or sell the underlying stock must also be pre-cleared and is subject to the holding period and blackout provisions of Section VII.

E.	Prohibition on Self Pre-clearance

No Access Person shall (1) manually pre-clear his or her own trades, (2) review his or her own reports or (3) approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO’s personal transactions, the CLO will perform such actions as are required of the CCO by this Code.

Access Persons are cautioned that pre-clearance or exemption of a transaction under this Section is not a “safe harbor” and does not shield the individual in the event he or she otherwise violates applicable securities laws or regulations.

IX.	ACCESS PERSON REPORTING REQUIREMENTS

Note: Reportable Funds are subject to the reporting requirements of this Section.

A.	Initial and Annual Holdings Reports

Each Access Person (other than Independent Fund and Adviser Directors or Trustees) must submit to the Compliance Office a personal holdings report not later than ten (10) calendar days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 calendar days prior to becoming an Access Person; and (ii) annually, on February 10, or such other date selected by the CCO, as of a date not more than 45 calendar days prior to the date the report was submitted. Holdings reports must contain the following information:

1.	the title and type of each Reportable Security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

3.	the date the Access Person submits the report.

B.	Quarterly Reports

Within 30 calendar days after the end of each calendar quarter, each Access Person other than Independent Fund and Adviser Directors must submit a report to the Compliance Office via PTA covering all transactions in non-excepted Reportable Securities during the quarter. Transaction reports must contain the following information:

1.	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

2.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	the price of the security at which the transaction was effected;

4.	the name of the broker, dealer or bank with or through which the transaction was effected; and

5.	the date the Access Person submits the report.

C.	Statements and Confirmations

All Access Persons (other than the Independent Fund Directors) shall direct the brokers or dealers effecting their personal securities transactions to provide Compliance with duplicate copies of trade confirmations and copies of periodic account statements. The CCO may designate brokers with whom accounts may be maintained. In the event a new Access Person has an account with an undesignated broker, the account must be moved to a designated broker within 30 calendar days of becoming an Access Person.

D.	Annual Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Supervised Person and Access Person annually. Additionally, each Supervised Person and Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Supervised Person and Access Person shall make the required certification in PTA that he or she has (1) read and understands this Code and recognizes that he or she is subject to the Code and (2) complied with all requirements of the Code to which he or she is subject and (3) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. Annual certifications are due within forty-five (45) days after the end of each calendar year. Certifications with respect to amendments to the Code must be entered in PTA to the CCO within a reasonably prompt time. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Supervised Persons and/or Access Persons attending.

E.	Independent Fund Directors

Independent Fund Directors are exempt from Initial and Annual Holdings reports. They are also exempt from quarterly transaction reports unless they knew, or in the ordinary course of fulfilling their official duties as Fund Directors should have known, that during the 15-day period immediately before or after their transactions, the Fund’s purchased or sold, or considered purchasing or selling, the security.17 By no-action relief, the SEC staff extended these same reporting exemptions to independent directors of investment advisers to Funds.18

F.	Transactions Exempt from Quarterly Reporting

Access Persons are not required to include purchases and sales of Reportable Securities that are made pursuant to an Automatic Investment Plan on their quarterly transaction reports.

A person need not make a quarterly transaction report with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control.

X.	ADMINISTRATION OF CODE OF ETHICS

A.	Procedures

The CCO shall use reasonable diligence and institute procedures necessary to prevent violations of the Code. Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

Any Material Violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be Material Violations to the relevant Adviser’s Chief Legal Officer (“CLO”) and Chief Investment Officer (“CIO”) and/or the Fund Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a censure must be approved by the relevant Adviser’s CLO, CIO or Adviser Board.

B.	Board Reports

No less frequently than annually, the Fund CCO shall furnish to the Fund Boards and the chief compliance officer for the Advisers shall furnish to the boards of directors/managers of the Advisers (the “Adviser Boards” and together with the Fund Boards, the “Boards”), and each Board must consider, a written report that:

•

Describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about Material Violations of the Code and procedures and/or sanctions imposed in response to the material violations; and

•	Certifies that the Fund or Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

[17]	See Rule 17j-1(d)(2)(ii).
[18]	See Mackenzie Investment Management, pub. avail (August 8, 2000).

The Boards shall also, as necessary, consider reports concerning recommended sanctions for Code violations and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section VII, should be imposed for the material violations reported. The Boards shall also consider whether it is appropriate under the circumstances for any forfeitures to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

C.	Recordkeeping Requirements

Each Regulated Company must maintain records relating to this Code as required by law and make them available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination. To the extent appropriate and practicable, all such required records shall be preserved on a consolidated basis on behalf of the Regulated Companies, for the periods and in the manner required by Rule 17j-1 and Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically. Required records include:

•	A copy of any Thrivent Code that is in effect, or at any time within the past five years was in effect;

•

A record of any violation of the Code, and any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

•

A copy of each report required by this Code to be made by an Access Person, including broker confirmations, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information provided, the first two years in an easily accessible place; and

•

A record of all persons, currently or within the past five years, who are or were required to make reports under Section IX, or who are or were responsible for reviewing such reports, must be maintained in an easily accessible place.

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of a Limited Offering.

D.	CCO Annual Review

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Non-material amendments to this Code should be made no more frequently than annually and shall be distributed as described in Section IX.D. Material amendments to the Code may be made at any time.

E.	Sanctions

Upon learning of a violation of this Code, the relevant Adviser may impose any sanction deemed appropriate under the circumstances, including, but not limited to, verbal or written warnings and censures, letters of reprimand, monetary sanctions, suspension of personal trading activity, disgorgement and forfeiture of profits, or suspension or termination of employment. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the Adviser or, if violations relate to the Funds, the Board.

F.	Footnotes

The footnotes contained in this document are for information only and may be added, deleted or revised by the CCO from time to time without prior approval of the Boards.